Exhibit 10.2

ROCKWELL INTERNATIONAL CORPORATION

MEMORANDUM OF AMENDMENTS TO
OUTSTANDING RESTRICTED STOCK AGREEMENTS
UNDER ROCKWELL INTERNATIONAL CORPORATION’S
1995 LONG-TERM INCENTIVES PLAN AND
2000 LONG-TERM INCENTIVES PLAN

Adopted by Compensation and Management Development Committee
of Board of Directors on November 7, 2001

It is proposed to amend outstanding shares of Common Stock of Rockwell Automation granted as restricted stock under Rockwell International Corporation’s 1995 Long-Term Incentives Plan and 2000 Long-Term Incentives Plan so as to provide for payment of all cash dividends on such restricted shares, as set forth in this memorandum.

Amend each outstanding restricted stock agreement under Rockwell International Corporation’s 1995 Long-Term Incentives Plan and 2000 Long-Term Incentives Plan to change the provision entitled “Dividend Rights” so that, as amended, such provision shall read in its entirety as follows:

Dividend Rights. Notwithstanding any other provision of this Agreement, you shall be entitled to receive any dividends that may be paid after November 7, 2001 in cash on the Restricted Shares and any Stock Dividends held by the Corporation (or subject to its instructions), in accordance with this Restricted Stock Agreement, unless and until such shares have been forfeited in accordance with this Agreement.